BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2009ANNUAL REPORT ON FORM 10-K

EXHIBIT 10.22

EMPLOYMENT AGREEMENT BETWEEN

BRIGGS & STRATTON CORPORATION AND

MICHAEL D. SCHOEN

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2009, by and between Michael D. Schoen (the “Employee”) and BRIGGS & STRATTON CORPORATION, a Wisconsin corporation with its corporate office in Wauwatosa, Wisconsin (the “Company”).

WHEREAS, the Company is engaged in the business of manufacturing, selling and servicing gasoline powered engines for outdoor power equipment and in such other businesses as the Company may from time to time engage (the “Business”);

WHEREAS, the Employee has advised the Company that he plans to retire as an employee effective July 1, 2011, and during his employment the Employee has had and in the future may have access to confidential financial information, trade secrets and other confidential and proprietary information of the Company; and

WHEREAS, Company and the Employee desire to state the terms and conditions that will govern Employee’s employment with the Company until he retires effective July 1, 2011;

NOW, THEREFORE, the parties agree as follows:

1. EMPLOYMENT

1.1 Duties. The Company shall employ Employee as a non-officer salaried employee of the Company through June 30, 2011 upon the terms and conditions set forth in this Agreement. Employee shall not be required to report to work during the period from January 1, 2009 through December 31, 2009. Employee shall be placed on administrative leave during the period from January 1, 2010 through June 30, 2011. Employee may accept employment with another employer during the term of this Agreement, subject to the obligations imposed by Article 5 of this Agreement.

1.2 Resignations. Employee hereby resigns as Senior Vice President - Operations Support of the Company, Vice President of Briggs & Stratton Power Products Group, LLC, Director of Briggs & Stratton Australia Pty. Limited and Briggs & Stratton New Zealand Limited and as an officer or director of all other subsidiaries of the Company.

1.3 Duty to Act in the Best Interest of the Company. Employee shall not act in any manner, directly or indirectly, which may damage the Business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees.

2. TERM OF EMPLOYMENT

2.1 Term. The term of Employee’s employment with the Company under this Agreement shall commence as of January 1, 2009, and shall expire June 30, 2011. Notwithstanding the foregoing, this Agreement and Employee’s employment may be terminated at any time as provided for in Sections 2.2 or 2.3 of this Agreement.

2.2 Termination for Cause. The Company shall have the right to terminate this Agreement and Employee’s employment for the following causes (each a “Termination for Cause”):

(a)	Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any felony or any crime involving an act of moral turpitude;

(b)	Engaging in any act involving fraud or theft;

(c)	Conduct which is detrimental to the reputation, goodwill or business operations of the Company;

(d)	Employee’s failure or refusal to comply with any applicable policies, standards and regulations of the Company, provided that such policies, standards or regulations do not require Employee (i) to take any action which is illegal, immoral or unethical or (ii) to fail to take any action required by applicable law, regulations or licensing standards; or

(e)	Employee’s breach of the restrictive covenants set forth in Section 5 of this Agreement;

provided, however, that termination of Employee for an act or omission described in subparagraphs (c) through (f) above shall not constitute a valid Termination for Cause unless Employee shall have received written notice on behalf of the Chief Executive Officer of the Company or designee stating the nature of the conduct forming the basis for termination and affording Employee 10 days to correct the act or omission described. Unless Employee cures such act or omission to the satisfaction of the Company, such Termination for Cause shall be effective immediately upon the expiration of the 10 day period. Upon the effectiveness of any Termination for Cause by the Company, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through the date of such Termination for Cause).

2.3 Termination Due to Death. If Employee should die during the term of this Agreement, this Agreement shall terminate and all payments to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through the date of termination, and other benefits to which the Employee may be entitled notwithstanding termination of his employment).

3. COMPENSATION

3.1 Base Compensation. Subject to Sections 2 and 5 of this Agreement, the Company shall pay to Employee an annual salary (“Base Compensation”) of (a) $275,000 for the period from January 1, 2009 through December 31, 2009, and (b) an amount equal to the Employee’s pension benefit calculated as of December 31, 2009 and December 31, 2010 using the officer multiplier of 2.1% and 30 years of credited service for the period from January 1, 2010 through June 30, 2011. Employee acknowledges that $2,000 of each year’s Base Compensation is consideration for the covenant made by Employee in Section 5 of this Agreement against post-employment competition, and that the amount of such consideration is reasonable and adequate.

3.2 Incentive Compensation. Subject to Sections 2 and 5 of this Agreement, in addition to the Base Compensation referred to in Section 3.1 of this Agreement, Employee shall remain a participant in the Company’s incentive compensation plans for fiscal year 2009 and shall be designated as a Senior Executive participant in the Company’s EVA Incentive Compensation Plan for the first six months of fiscal year 2010 with an annual target incentive award of 60% of the Employee’s Base Compensation for the period from July 1, 2009 through December 31, 2009 and the opportunity to receive an award of stock options and restricted or deferred stock. Company and Employee acknowledge that Employee’s performance for the period from July thru December 2008 has been reviewed and shall be used when determining Employee’s performance under the fiscal 2009 EVA and Powerful Solution plans. The Company performance factor shall be used with respect to Employee’s participation in the fiscal 2010 EVA plan for period from July 1, 2009 through December 31, 2009. Employee will not participate in any of the Company’s incentive compensation plans after December 31, 2009.

3.3 Deferred Compensation Plan Benefits. The Employee will remain a participant in the Company’s Consolidated Employee Savings and Investment Plan and Key Employee Savings and Investment Plan during the term of this Agreement, except that (a) after December 31, 2008 there will be no additional Employee deferrals or Company matching contributions under such plans, (b) the Employee’s pre-2005 balance in the Key Employee Savings and Investment Plan will be paid to the Employee in a lump sum after the Board of Directors approves this Agreement, and (c) the post-2004 balance in such plan shall be paid to the Employee after July 1, 2009.

3.4 Other Benefits. During the period from January 1, 2009 through June 30, 2011, Employee shall continue to participate in such insurance, medical and retirement plans and to be provided such other fringe benefits as are accorded to Board-elected officers of the Company, excluding long-term disability insurance and travel accident insurance. In addition, during this time the Company shall provide outplacement services to the Employee.

3.5 Reimbursement of Business Expenses. During the term of this Agreement, the Company shall reimburse Employee for all ordinary and necessary business expenses incurred by him in connection with the Business, upon submission by Employee to the

Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any such expenditure.

4. PROPERTY OF THE COMPANY/ASSIGNMENT

Employee agrees that the Business and all businesses developed by him relating to the Business, including without limitation software, contracts, fees, commissions, customer lists and any other incident of any business developed or sought by the Company, or earned or carried on by Employee for the Company, are and shall be the exclusive property of the Company for its sole use.

Employee hereby grants and assigns to the Company (without additional compensation) his entire right, title and interest under applicable laws in and to all software products and modifications thereto, inventions, improvements, drawings, designs, prototypes, patents, patent applications, trade secrets, confidential information, cost information, marketing plans, new product plans, proposed product improvements, research information, customer lists and customer contacts, all other technical and research data, and copyrightable material (including derivative works) made, conceived, developed or acquired by him solely or jointly with others during the period of his employment by the Company, but only to the extent the foregoing pertains to the Business. During the term of his employment with the Company and for two years after the termination of his employment with the Company for any reason, Employee shall execute all documents as requested by Company to accomplish such assignment of rights, and shall otherwise cooperate with the Company and its attorneys in the protection and enforcement of the Company’s intellectual property rights, at the expense of Company.

Employee shall retain his laptop computer (Tag No. 403970) and printer. Employee shall remove all Company-related information from the computer and may thereafter use and dispose of the computer and printer as he sees fit.

5. COVENANTS OF NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION

5.1 Non-Competition During Employment. The Employee agrees during his employment with the Company he shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is in competition with the Company or any successor or assignee of the Company. The ownership of less than 1% of the outstanding securities of a publicly-traded company or 20% of a private company’s securities or profits, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

5.2 Non-Solicitation During Employment. The Employee agrees that during his employment with the Company he shall not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom the Employee had contact during his employment for the purpose of providing services, products or business that are in competition with the services, products or business which the Company provides to such customers. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee and does not deprive Employee of legitimate competitive opportunities to which he is entitled.

5.3 Impairment of Company’s Relationships. The Employee further agrees that during the term of his employment he will not interfere with or attempt to impair the relationship between the Company and any of its employees nor will the Employee attempt, directly or indirectly, to solicit, entice, or otherwise induce any other employee to terminate his association with the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (a) initiating communications with an employee of the Company relating to possible employment; (b) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment and accept employment with a competitor, supplier or customer of the Company; (c) referring employees of the Company to personnel or agents employed or engaged by competitors, suppliers or customers of the Company; or (d) referring personnel or agents employed or engaged by competitors, suppliers or customers of the Company to employees of the Company.

5.4. Non-Disclosure of Information.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean any and all information whether generated by the Company or by a third party at the Company’s request, disclosed by the Company to Employee during the period of the Employee’s employ with the Company, including, without limitation, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s facilities or operations). Confidential Information does not include information or data which is:

(1) at the time of disclosure, or thereafter becomes, available to the general public by publication or otherwise through (i) no fault or negligence of the Employee or (ii) no breach of this Agreement by Employee;

(2) in the possession of the Employee prior to disclosure thereof by the Company as evidenced by written records of the Employee prepared prior to the date of disclosure of such information to the Employee;

(3) independently developed by the Employee without the benefit of any of the Confidential Information as evidenced by the written records of the Employee prepared to the date of disclosure of such information to the Employee; or

(4) disclosed to Employee by a third party having no obligation of confidentiality to the Company with respect to the information so disclosed.

(b) Trade Secrets. The parties also acknowledge that certain of the Company’s Confidential Information is a trade secret (“Trade Secret”) as that term is defined in Sec. 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act, i.e., information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure, and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

(c) Disclosure of Confidential Information. Except as required in the performance of his duties of employment, Employee shall not disclose to a third party or use any of the Company’s Confidential Information and shall not remove any of the Company’s Confidential Information in any form or media from the Company’s offices, unless he first obtains the written consent of the Company.

(d) Disclosure of Trade Secrets. Employee shall never disclose to a third party or use any of the Company’s Trade Secrets and shall not remove any of the Company’s Trade Secrets in any form or media from the Company’s offices, unless he first obtains the written consent of the Company. The parties acknowledge that this obligation has no termination date.

5.5 Waiver of Unintended Effects. It is not the purpose of the Agreement to preclude Employee from engaging in employment that is not competitive with the Company, does not pose a competitive threat to the Company, and does not interfere with the Company’s protectable business interests. If during the term of this Agreement Employee wishes to engage in a business that may involve a violation of the literal terms of this Agreement but Employee believes it will not pose a competitive threat to the Company, Employee agrees to submit to the Company in writing a request to engage in this business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in is not competitive with that of the Company and does not pose a competitive threat to the Company. Any such permission granted by the Company must be in writing, shall extend only to the business specifically identified in Employee’s written request, and shall not otherwise constitute a wavier of the Company’s rights under this Agreement.

5.6. Common Law of Torts and Trade Secrets. The parties agree that nothing in the Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

6. INDEMNIFICATION

The Company shall indemnify and hold harmless Employee from and against any claim of liability or loss (including costs and reasonable attorneys’ fees) arising as a result of Employee’s proper performance of his obligations under this Agreement in accordance with the provisions for indemnification of officers of the Company set forth in the Bylaws of the Company.

7. MISCELLANEOUS PROVISIONS

7.1 Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any corporation or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent. Further, if the Company sells all or substantially all of the assets of the Business, the rights and obligations of the Company under this Agreement may be assigned without Employee’s consent. In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which shall not be unreasonably withheld) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s obligation to provide services hereunder may not be assigned to or be assumed by any other person or entity.

7.2 Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall only be deemed to be duly given if to the Company c/o Corporate Secretary, and to Employee at his address as shown in the Company’s records.

7.3 Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

7.4 Effectiveness, Integration, Amendment and Waiver. This Agreement shall take effect upon its approval by the Company’s Board of Directors and from that date shall constitute the entire agreement between the Company and the Employee concerning the subject matter, superseding all prior similar arrangements and agreements including the two Employment Agreements dated as of January 1, 2008. This Agreement may be modified, amended or waived only by a written instrument signed by both parties.

7.5 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Wisconsin applicable to contracts executed and wholly performed within such state.

7.6 Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

7.7 Non-Wavier of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party hereunder shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

7.8 Attorneys’ Fees. In the event that the Employee or the Company is required to bring an arbitration proceeding or any legal action to enforce the terms of this Agreement, the prevailing party shall, in addition to any other remedies available to it, be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

7.9 Dispute Resolution.

(a) (i) Any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement, including without limitation any claims of breach, termination or invalidity thereof, (ii) any matter subject to arbitration under any provision of this Agreement, and (iii) any other matter which the parties agree to submit to arbitration shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Milwaukee, Wisconsin.

(b) Notwithstanding the foregoing, the Company at all times shall have the right to bring an action to enforce the covenants and seek the remedies set forth in Section 5 of this Agreement through the courts as it deems necessary or desirable in order to protect its proprietary and other confidential information or to prevent the occurrence of any event which the Company believes will cause it to suffer immediate and irreparable harm or damage. The parties agree that any such action may be brought in a state or federal court located within Milwaukee, Wisconsin. The parties waive any and all objections to jurisdiction or venue. The parties further agree that service of process may be made by registered mail to the addresses referred to in Section 7.2 of this Agreement, and that such service shall be deemed effective service of process.

7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the date first written above.

EMPLOYEE	BRIGGS & STRATTON CORPORATION

/s/ Michael D. Schoen	/s/ John S. Shiely
Michael D. Schoen	John S. Shiely
Chairman and
Chief Executive Officer